Exhibit 99.1
For Release October 22, 2007— 1:30 p.m. PDT
STERLING FINANCIAL CORPORATION OF SPOKANE, WASHINGTON,
ANNOUNCES THIRD QUARTER 2007 EARNINGS OF $26.5 MILLION
Spokane, Washington, October 22, 2007 — Sterling Financial Corporation (NASDAQ:STSA) announced earnings of $26.5 million, or $0.51 per diluted share for the quarter ended September 30, 2007, compared to earnings of $19.3 million, or $0.52 per diluted share for the third quarter of 2006. Core earnings were $0.52 per diluted share for the quarter ended September 30, 2007, compared to $0.53 per diluted share for the third quarter of 2006. Core earnings exclude merger and acquisition costs, net securities gains or losses, and other nonrecurring costs, net of related income taxes. Additionally, core earnings were not adjusted for the goodwill litigation expenses, which were $1.5 million in the third quarter of 2007. Goodwill litigation expenses include the costs related to Sterling’s claim against the U.S. government and are more fully discussed under non-interest expenses.
Earnings for the nine months ended September 30, 2007 were $76.4 million, or $1.54 per diluted share, compared with $51.7 million, or $1.44 per diluted share, for the same period in 2006. Core earnings for the nine months ended September 30, 2007 were $78.1 million, or $1.57 per diluted share, compared to $51.9 million, or $1.44 per diluted share for the same period a year ago.
Harold Gilkey, chairman and chief executive officer, stated, “I am pleased with the expansion of our net interest margin which has increased to 3.50 percent during the third quarter. Nevertheless, the third quarter was challenging for many financial institutions, including Sterling. The disruptions in the mortgage market have affected our business in several ways, particularly in relation to loan originations, the volume and price of loan sales into the secondary market, and credit quality.” Gilkey added, “Sterling has strong capital and adequate loan loss allowances in place to support us in disruptive times. We believe that market conditions will improve, although we remain uncertain about the timing of such improvements.”

THIRD QUARTER HIGHLIGHTS
•	Net interest margin was 3.50 percent, a 9 basis point improvement over last quarter.

•	Total assets were a record $11.75 billion, representing 10 percent growth on an annualized basis over last quarter.

•	Net income was $26.5 million, slightly below the $27.0 million of last quarter.

•	Non-interest income was $24.2 million, compared to $24.8 million last quarter.

•	Total loans receivable increased to a record $8.75 billion, representing 11 percent growth on an annualized basis over last quarter.

•	Total deposits increased to a record $7.77 billion, representing 8 percent growth on an annualized basis over last quarter.

•	Total nonperforming assets increased to 0.49 percent of total assets, up from 0.27 percent of total assets last quarter.

•	Tangible shareholders’ equity to tangible assets increased 21 basis points to 5.97 percent during the third quarter.
RECENT ACQUISITIONS
Within the past 18 months, Sterling completed the acquisitions of three financial institutions: Lynnwood Financial Group, Inc. and its subsidiary, Golf Savings Bank, on July 5, 2006; FirstBank NW Corp. and its subsidiary, FirstBank Northwest, on November 30, 2006; and Northern Empire Bancshares and its subsidiary, Sonoma National Bank, on February 28, 2007.
On April 11, 2007, Sterling announced the signing of a definitive agreement to acquire North Valley Bancorp and its subsidiary, North Valley Bank, headquartered in Redding, California. This pending acquisition has been approved by the shareholders of North Valley Bank and is subject to regulatory approval and satisfaction of other customary closing conditions. The transaction is expected to close during the fourth quarter of 2007.
OPERATING RESULTS
Net Interest Income
Sterling reported record net interest income of $93.7 million for the quarter ended September 30, 2007, a 34 percent increase over $70.0 million for the third quarter of 2006. Sterling’s net interest margin on a tax equivalent basis for the quarter increased to 3.50 percent in 2007 from 3.34 percent in 2006.

Net interest income for the nine months ended September 30, 2007 was a record $263.3 million, a 39 percent increase over $190.0 million for the first nine months of 2006. Net interest margin on a tax equivalent basis for the nine month period was 3.45 percent in 2007, up from 3.31 percent for the same period a year ago.
The increases were mainly influenced by the growth in earning assets, and an increase in loans as a percentage of earning assets and the mix of loan types. Recent acquisitions were the primary source of the $2.31 billion increase in average earning assets over the prior year. Yield on earning assets increased 41 basis points, over the same period a year ago, to 7.45 percent.
Non-Interest Income
Total non-interest income was $24.2 million for the quarter ended September 30, 2007, a 31 percent increase from $18.5 million in the third quarter of 2006. The increase in the 2007 third quarter was largely due to increases in fees and service charge income and income from mortgage banking operations. On a linked quarter basis, non-interest income was down 2 percent from the quarter ended June 30, 2007, impacted by the decline in mortgage banking operations. For the nine months ended September 30, 2007 non-interest income was $72.4 million, a 56 percent increase over $46.5 million for the same period in 2006.
The total number of transaction accounts for the third quarter of 2007 grew 22 percent over the quarter ended September 30, 2006, which helped drive the growth in fees and service charge income. Fees and service charge income increased to $15.0 million in the current quarter as a result of increases in consumer transaction based fees, including Sterling’s Balance Shield program, plus increases in treasury management and loan related fees, merchant services, and business and consumer CheckCard fees.
Mortgage banking operations income increased by 31 percent to $7.3 million for the third quarter of 2007, up from $5.6 million in the third quarter of 2006. However, on a linked quarter basis, income from mortgage banking operations was down 25 percent from the second quarter of 2007, reflecting the challenges in the residential mortgage market that has slowed originations and adversely affected the pricing and timing on loan sales. For the nine month period, mortgage banking operations income was $26.0 million, compared to $10.6 million for the prior year’s comparable period. The year-over-year increase resulted from increased loan originations and sales of these loans into the secondary market, as well as increased brokered loan fee income and the sale of SBA commercial real estate loans. This growth primarily resulted from the contributions of Golf Savings Bank and our expanded SBA operations in northern California. In the third quarter of 2007, total residential mortgage loan originations were $369.2 million, with loan sales of $308.2 million compared to originations of $328.4 million and loan sales of $266.0 million in the third quarter of 2006.
Non-Interest Expenses
Non-interest expenses were $74.1 million for the third quarter of 2007, compared to $69.9 million for the linked quarter ended June 30, 2007, and $55.3 million for the third quarter of 2006. The increase in the recent quarter over the linked quarter was $4.2 million, and was primarily due to increases related to the goodwill litigation, the increase in the FDIC insurance premium, and lower deferral of loan origination expenses. The increase in the year-over-year period is the result of growth associated with Sterling’s acquisitions. Full-time equivalent employees increased to 2,566 as of September 30, 2007, compared to 2,100 as of September 30, 2006.
Goodwill litigation expenses were $1.5 million for the quarter ended September 30, 2007, compared to $655,000 for the linked quarter ended June 30, 2007 and $25,000 for the third quarter of 2006. For the nine month period ended September 30, 2007, goodwill litigation expenses were $2.4 million, compared to $245,000 for nine months ended September 30, 2006. The increase is related to the litigation costs incurred for the three-week trial of Sterling’s claim of breach of contract by the U.S. Government, which was completed on July 13, 2007 and for the subsequent reply memorandum to the court in September 2007. A further reply memorandum is due to be filed in mid-November and a hearing for closing arguments is expected to be scheduled within 60 days of the November briefing.
As a result of the Federal Deposit Insurance Reform Conforming Amendments Act of 2005, effective January 1, 2007, the FDIC began to assess U.S. financial institutions fees to fund the newly formed Deposit Insurance Fund. Until the third quarter of 2007, Sterling was able to utilize certain credits to offset its assessment. During the third quarter, Sterling incurred an expense of $825,000 for the FDIC Deposit Insurance Fund.
The disruption in mortgage markets and the reduction in loan originations resulted in lower deferral of expenses under SFAS 91. As a result, deferred SFAS 91 expenses were $6.8 million for the quarter ended September 30, 2007, compared to deferred expenses of $8.7 million for the linked quarter ended June 30, 2007, a difference of $1.9 million.

For the nine month period, non-interest expenses were $209.7 million and $146.5 million for the periods ended September 30, 2007 and 2006, respectively. The increase in expenses is primarily a result of the growth associated with Sterling’s acquisitions, increased expenses for the goodwill litigation, and the addition of the FDIC Deposit Insurance Fund premium.
Performance Ratios
Performance ratios for the quarter ended September 30, 2007 were mixed due in part to the effect on earnings caused by the disruptions in residential markets and the impact of Sterling’s recent acquisitions; the deployment of acquired capital and reduction of expenses have yet to be fully realized.
•	Return on average assets was 0.91 percent for the third quarter of 2007, compared to 0.89 percent for the third quarter of 2006.

•	Return on average equity was 9.3 percent for the third quarter of 2007, compared to 13.4 percent for the third quarter of 2006. Return on average tangible equity was 16.2 percent for the third quarter of 2007.

•	Operating efficiency ratio was 62.9 percent for the third quarter of 2007, compared to 62.5 percent for the third quarter of 2006, reflecting in part the increased expenses related to the goodwill litigation, the premium for the FDIC Deposit Insurance Fund and the lower loan originations.
Lending
As of September 30, 2007, Sterling’s loans receivable increased to a record $8.75 billion, compared to $6.25 billion at the end of the third quarter of 2006, a 40 percent increase. The largest growth categories were commercial banking, commercial real estate, and construction. Approximately 74 percent of the total construction portfolio was residential, with the remainder being commercial. The construction portfolio remains geographically diversified throughout our footprint. Sterling’s total loan originations were $1.38 billion for the quarter ended September 30, 2007, which was a 19 percent decrease from the linked quarter ended June 30, 2007 and a 2 percent decrease from the third quarter in 2006. The decreases were primarily in residential and construction lending, resulting from the disruption in the credit markets. For the nine month period, Sterling’s total loan originations were $4.36 billion compared to $3.52 billion for the first nine months of 2006, a 24 percent increase.

Credit Quality
Total nonperforming assets were $57.7 million, or 0.49 percent of total assets as of September 30, 2007, compared to $30.4 million, or 0.27 percent of total assets at the end of the linked quarter ended June 30, 2007, and $19.2 million, or 0.21 percent of total assets as of September 30, 2006. The majority of this increase resulted from construction loans obtained in recent acquisitions and reflects the lower underwriting standards that were used by the institutions that we acquired, particularly in the Boise, Idaho marketplace. Residential construction loans accounted for 61 percent, or $35.2 million, of the total nonperforming assets as of September 30, 2007. The nonperforming residential construction component is comprised of 81 loans, with a median balance of approximately $330,000. In addition, classified assets also showed an increase to $215.6 million at September 30, 2007, compared to $95.0 million at June 30, 2007 and $46.0 million at September 30, 2006. Sterling anticipated a rise in classified assets following its recent acquisitions. However, the recent weakness in real estate prices in the Boise, Idaho and Bend, Oregon markets has resulted in larger increases than projected. During the quarter ended September 30, 2007, classified assets related to residential construction increased by $96.7 million. Properties in Boise and Bend accounted for 57 percent of the classified assets related to residential construction. Sterling’s Credit Administration and Special Assets Group continue to use aggressive and early intervention tactics to work with borrowers in protecting the value of loans and their underlying collateral.
Sterling’s provision for credit losses was $3.9 million for the three months ended September 30, 2007, compared to $4.7 million for the third quarter of 2006. At September 30, 2007, the credit loss allowance totaled $108.3 million, or 1.22 percent of total loans, compared to an allowance of $71.5 million, or 1.13 percent of total loans, at September 30, 2006. Management believes the allowance is adequate and appropriate given its analysis of the loan portfolio and its relative mix and risk of loan products. Sterling will continue to evaluate the level of allowance relative to credit conditions in each of its markets.
Balance Sheet and Capital Management
As of September 30, 2007, Sterling’s total assets were a record $11.75 billion, compared to total assets of $8.92 billion at September 30, 2006, reflecting the completion of Sterling’s recent acquisitions and internal growth. Sterling’s tangible shareholder equity to tangible assets increased to 6.0 percent for the third quarter of 2007, compared to 5.1 percent for the third quarter of 2006, and risk-based capital ratios continue to exceed the ''well-capitalized’’ requirements. As of September 30, 2007, Sterling’s book value per share was $22.53, compared to $16.44 as of September 30, 2006. This change in book value reflects the retention of earnings and the capital infusion from recent acquisitions. During the quarter, Sterling declared a cash dividend of $0.09 per share, compared to $0.07 per share for the third quarter of 2006.

Management Succession
On September 27, 2007, Sterling announced that co-founder William Zuppe will retire as CEO of its bank subsidiary, Sterling Savings Bank, effective December 31, 2007. Mr. Zuppe, age 66, will retain his role as Chairman of the Board of Sterling Savings Bank and will continue to serve on the board of directors of Sterling Financial Corporation. As a successor, the Sterling Savings Bank Board of Directors appointed the Bank’s current Vice Chair and Chief Operating Officer, Heidi B. Stanley, as President, Chief Executive Officer and Vice Chair of Sterling Savings Bank, effective January 1, 2008. Ms. Stanley joined Sterling in 1985, and has served as Vice Chair of the Board and Chief Operating Officer of Sterling Savings Bank since October 2003. In addition to serving as a Director of Sterling Savings Bank, she also currently serves as a Director of Sterling Savings’ subsidiaries INTERVEST, Action Mortgage and Harbor Financial.
Goodwill Litigation
In Sterling’s lawsuit against the U.S. Government with respect to the loss of the goodwill treatment and other matters relating to Sterling’s past acquisitions of troubled thrift institutions (the ''Goodwill Litigation’’), a trial before the U.S. Court of Federal Claims was held from June 25 to July 13, 2007 to determine what amount, if any, the U.S. Government must pay in damages for its breach of the contracts for the acquisition of two thrifts, Lewis Federal Savings & Loan and Tri-Cities Savings & Loan. A further reply memorandum is due to be filed in mid-November and a hearing for closing arguments is expected to be scheduled within 60 days of the November reply. The ultimate outcome of the Goodwill Litigation cannot be predicted with certainty, and the U.S. Government will likely appeal any award of damages in favor of Sterling. Because of the effort required to bring the case to conclusion, Sterling will likely continue to incur legal expenses as the case progresses.
Outlook
Mr. Gilkey concluded, ''While this last quarter has been difficult, we are cautiously optimistic that the markets will settle down in the next few quarters, allowing us to execute on our basic business plan. We will be diligent with our management of asset quality, and will continue to position ourselves to benefit from a healthier lending environment. I thank our employees, customers and shareholders for continuing to believe in the long term strength of the organization.’’
Third Quarter 2007 Earnings Conference Call
Sterling will host a conference call for investors the morning of October 23, 2007, at 8:00 a.m. PDT to discuss the company’s financial results. To participate in the conference call, domestic callers should dial

210-234-0009 approximately five minutes before the scheduled start time. You will be asked by the operator to identify yourself and provide the password ''STERLING’’ to enter the call. A continuous replay will be available approximately one hour following the conference call and may be accessed by dialing 203-369-3535. The continuous replay will be offered through Friday, December 14, 2007, at 11:59 p.m. PDT.
Additionally, Sterling’s 2007 third quarter earnings conference call will be available online at Sterling’s website, www.sterlingfinancialcorporation-spokane.com. To access this audio presentation call, click on the live audio webcast icon on the front page.
ABOUT STERLING
Sterling Financial Corporation of Spokane, Washington, is a bank holding company, of which the principal operating subsidiaries are Sterling Savings Bank and Golf Savings Bank. Sterling Savings Bank is a Washington State-chartered, federally insured commercial bank, which opened in April 1983 as a stock savings and loan association. Sterling Savings Bank, based in Spokane, Washington, has financial service centers throughout Washington, California, Oregon, Idaho and Montana. Through Sterling Savings Bank’s wholly owned subsidiaries, Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices throughout the western region. Sterling Savings Bank’s subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities and tax-deferred annuities and other investment products through regional representatives throughout Sterling Savings Bank’s branch network.
Golf Savings Bank is a Washington State-chartered and FDIC insured savings bank. Golf Savings Bank’s primary focus is the origination of single-family residential mortgage loans.
ADDITIONAL INFORMATION ABOUT STERLING’S PENDING ACQUISITION OF NORTH VALLEY AND WHERE TO FIND IT
Proxy Prospectus
Sterling has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4, and North Valley has mailed a proxy statement/prospectus to its security holders, containing information about the transaction. Investors and security holders of Sterling and North Valley are urged to read the proxy statement/prospectus and other relevant materials because they contain important information about Sterling, North Valley and the proposed merger. In addition to the registration statement filed by Sterling and the proxy statement/prospectus mailed to the security holders of North Valley, Sterling and North Valley file annual, quarterly and current reports, proxy statements and other information with the SEC. Investors and security holders may obtain a free copy of the proxy statement/prospectus and other relevant documents (when they become available) and any other documents filed with the SEC at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from Sterling by requesting them in writing at Sterling Financial Corporation, 111 North Wall Street, Spokane, WA 99201, or by telephone at (509) 227-5389. In addition, investors and security holders may access copies of the documents filed with the SEC by Sterling on its website at www.sterlingfinancialcorporation-spokane.com. The documents filed by North Valley may also be obtained by requesting them in writing at North Valley Bancorp, 300 Park Marina Circle, Redding, California 96099, or by telephone at (530) 226-2900. In addition, investors and security holders may access copies of the documents filed with the SEC by North Valley on its website at www.northvalleybank.com.
Sterling, North Valley and their respective officers and directors may be deemed to be participants in the solicitation of proxies from the security holders of North Valley with respect to the transactions contemplated by the proposed merger. Information regarding Sterling’s officers and directors is included in Sterling’s proxy statement for its 2007 annual meeting of shareholders filed with the SEC on March 15, 2007. Information regarding North Valley’s officers and directors is included in North Valley’s proxy statement for its 2006 annual meeting of shareholders filed with the SEC on April 25, 2006, and is included in North Valley’s annual report on Form 10-K/A for the year ended December 31, 2006 filed with the SEC on April 24, 2007. A description of the interests of the directors and executive officers of Sterling and North Valley in the merger is set forth in North Valley’s proxy statement/prospectus.
Earnings Release
North Valley Bancorp is expected to release its third quarter earnings on October 30, 2007.
FORWARD-LOOKING STATEMENTS
This report contains forward-looking statements, which are not historical facts and pertain to Sterling’s future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. When used in this report, the words ''expects,’’ ''anticipates,’’ ''intends,’’ ''plans,’’ ''believes,’’ ''seeks,’’ ’’estimates’’ and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Sterling’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.

Investor Contact:	Daniel G. Byrne
EVP, Chief Financial Officer
509-458-3711

Media Contact:	Jennifer Lutz
Public Relations Administrator
509-368-2032